Exhibit 10.9

Monday, August 18, 2008

James Rock
7432 Caminito Rialto
La Jolla, California 92037

Re:           Amendment to Employment Agreement

Dear Mr. Rock:

Reference is made to that certain Employment Agreement entered into between Pacific Beach Biosciences, Inc. (the “Company”), and you, James Rock (the “Employee”), effective as of January 19, 2007 (as amended to date, the “Agreement”).  Company and Employee agree to amend the Agreement as set forth below.  Capitalized terms that are not otherwise defined herein shall have the same meaning as provided in the Agreement.

I.  New Section 4(h), entitled “Compensation Upon Termination Without Cause” is hereby introduced into the Agreement immediately following Section 4(g):

Section 4(h).  Compensation Upon Termination Without Cause.  If the Company terminates Employee’s employment without Cause (as defined hereinafter), the Company shall pay Employee’s base salary and accrued and unused vacation earned through the date of termination, at the rate in effect at the time of termination subject to standard deductions and withholdings.  In addition, and subject to the limitations of this Agreement, Employee shall be entitled to:

(i)    severance payments in the form of continuation of Employee’s annual base salary in effect at the time of termination for a period of three (3) months following the date of termination, less standard deductions and withholdings; and

(ii)    in the event Employee elects continued coverage under COBRA, the Company will reimburse Employee for the same portion of Employee’s COBRA health, dental and vision insurance premium that it paid during Employee’s employment up until the earlier of either (i) three (3) months after the date of termination or (ii) the last day of the month in which Employee begins full-time employment with another company or business entity;

For purposes of this Section 4(h) only, the term “Cause” shall mean:

(i)
Employee’s repeated failure to satisfactorily perform Employee’s job duties following written notice of such failure by the Company to Employee and failure of Employee to cure such failure within a reasonable period of time following the date of such written notice;

(ii)	Employee’s commission of an act that materially injures the business of the Company;

(iii)
Employee’s refusal or failure to follow lawful and reasonable directions of the appropriate individual to whom Employee reports following written notice of such failure by the Company to Employee and failure of Employee to cure such failure within a reasonable period of time following the date of such written notice;

(iv)	Employee’s conviction of a felony involving moral turpitude that is likely to inflict or has inflicted material injury on the business of the Company;

(v)
Employee’s engaging or in any manner participating in any activity which is directly competitive with or injurious to the Company or any of its Affiliates or which violates any material provisions of this Agreement; or

(vi)
Employee’s commission of any fraud against the Company, its Affiliates, employees, agents or customers or use or intentional appropriation for his personal use or benefit of any funds or properties of the Company not authorized by the Company to be so used or appropriated.

II.  New Section 9, entitled “Paramount Guaranty”, is hereby introduced into the Agreement as follows:

Paramount Guaranty.  Paramount Biosciences, LLC, a New York limited liability company, hereby guarantees the performance by the Company of its obligations arising solely under Section 4(h) of this Agreement (as amended).  This guaranty shall terminate on the consummation of the Financing (as defined hereinafter).  For purposes of this Section 9 only, the “Financing” shall mean any financing of the Company, whether in one transaction or a series of transactions, in which the Company receives aggregate gross proceeds of at least Twenty Million Dollars (US $20,000,000) in connection with the sale or issuance of any equity or debt securities (convertible or otherwise) of the Company.

Except as otherwise expressly modified by this letter amendment, the Agreement shall remain in full force and effect in accordance with its terms.  This letter amendment shall be effective for all purposes as of the date hereof.  This letter amendment may be executed in counterparts, each of which shall be deemed to be an original and together shall be deemed to be one and the same document.

If the foregoing is acceptable to you, please sign and return to me one copy of this letter amendment.

Very truly yours,

PACIFIC BEACH BIOSCIENCES, INC.

By:	/s/ Matthew A. Wikler, MD MBA FIDSA
Matthew A. Wikler, MD MBA FIDSA
President and Chief Executive Officer

PARAMOUNT BIOSCIENCES LLC (solely with respect to Section 9 of the Agreement, as amended)

By:	/s/ Lindsay A. Rosenwald, MD
Lindsay A. Rosenwald, MD
Managing Member

Agreed to and accepted
as of this August 18, 2008

JAMES ROCK

By:	/s/ James Rock
Title:	Director, New Product Development